Exhibit 99.1

Ciena Announces Proposed Private Sale of $250 Million in Convertible Senior Notes Due 2015

Linthicum, MD — 03/08/2010

Ciena® Corporation (NASDAQ: CIEN) today announced that it intends to sell, subject to market and other conditions, approximately $250 million in aggregate principal amount of Convertible Senior Notes due 2015 (the “Notes”), in a private offering to qualified institutional buyers in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes will be Ciena’s senior unsecured obligations and will rank equally with all of Ciena’s other existing and future senior unsecured debt.  The interest rate, conversion rate and other terms of the Notes will be determined at the time of pricing of the offering.

Ciena intends to use approximately $243.8 million of the net proceeds of this offering to replace its existing contractual obligation to issue $239 million in 6% senior convertible notes due 2017 as part of the aggregate purchase price for its pending acquisition of the optical networking and carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business.  Ciena’s agreement to acquire Nortel’s MEN assets permits Ciena to elect, prior to closing, to replace the $239 million in 6% senior convertible notes due 2017 that are to be issued as part of the purchase price with cash equivalent to 102% of the face amount of the notes replaced, or $243.8 million.  Ciena intends to use the remaining net proceeds, if any, from this offering to reduce the amount of cash on hand that it needs to fund the $530.0 million cash portion of the aggregate purchase price for the acquisition of Nortel’s MEN assets.  The offering of the Notes will not be conditioned on the closing of the acquisition, and if the acquisition is not completed, Ciena intends to use the net proceeds of the offering for general corporate purposes.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes and the shares of Ciena common stock issuable upon conversion of the Notes will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

About Ciena

Ciena specializes in practical network transition. We offer leading network infrastructure solutions, intelligent software and a comprehensive services practice to help our customers use their networks to fundamentally change the way they compete. With a global presence, Ciena leverages its heritage of practical innovation to deliver maximum performance and economic value in communications networks worldwide. We routinely post recent news, financial results and other important announcements and information about Ciena on our website. For more information, visit www.ciena.com.

Note to Investors

Forward Looking Statements: This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-Q, which Ciena filed with the Securities and Exchange Commission on March 5, 2010. Forward-looking statements include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Press Contacts:	Investor Contacts:
Nicole Anderson Ciena Corporation (877) 857 -7377 pr@ciena.com	Lisa Jackson Ciena Corporation (888) 243-6223 ir@ciena.com